UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2026
_______________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
14221 N. Dallas Parkway, Suite 1100,
Dallas, Texas 75254-2957
(Address of Principal Executive Offices, and Zip Code)
(214) 631-4420
Registrant's Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRN	New York Stock Exchange
NYSE Texas
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On June 12, 2026, Trinity Industries, Inc., a Delaware corporation (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N. A., as administrative agent, Bank of America, N.A., Truist Bank, and Wells Fargo Bank, N.A., as co-syndication agents, and Regions Bank and PNC Bank, National Association, as co-documentation agents. The Credit Agreement replaces the Company’s existing Second Amended and Restated Credit Agreement, dated as of July 25, 2022, as amended (the “Existing Credit Agreement”).
The Credit Agreement provides for a $600.0 million unsecured revolving line of credit with a maturity date of the earlier of (i) June 12, 2031, or (ii) April 15, 2028, if the Company’s 7.750% senior notes due 2028 have not been repaid in full by that date. The Company may also increase the amount of the commitments under the Credit Agreement by an aggregate amount not to exceed $300.0 million, subject to certain customary conditions. The Credit Agreement also includes borrowing capacity available for letters of credit of up to $100.0 million. Any issuance of letters of credit will reduce the amount available under the Credit Agreement.
On June 12, 2026, there were no loans borrowed under the Credit Agreement. The interest rate on borrowings under the facility is a variable rate per annum based on, at the Company’s option, either a term rate based on the Secured Overnight Financing Rate or the Canadian Overnight Repo Rate Average, as applicable, or an alternate U.S. dollar base rate, in each case, plus an applicable margin determined at the time of the borrowing based on the Company’s leverage (as measured by a consolidated total net indebtedness to consolidated EBITDA ratio (“Leverage Ratio”)). The applicable margin is initially set at 1.50% per annum. A commitment fee will accrue on the daily unused portion of the revolving facility at the rate of 0.175% to 0.30% per annum, based on the Company’s Leverage Ratio and is initially set at 0.20%.
Consistent with the Existing Credit Agreement, certain of the Company’s Material Domestic Subsidiaries (as defined in the Credit Agreement), including Trinity Industries Leasing Company, a Delaware corporation, Trinity Rail Group, LLC, a Delaware limited liability company, Trinity Tank Car, Inc., a Delaware corporation, Trinity North American Freight Car, Inc., a Delaware corporation, and TrinityRail Maintenance Services, Inc., a Delaware corporation, guaranteed the Company’s obligations under the Credit Agreement. The Credit Agreement also contains a number of customary covenants, representations and warranties and events of default, including several financial covenants that require the maintenance of ratios related to minimum interest coverage for the leasing and manufacturing operations and maximum net leverage.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement.
The Information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(a) - (c) Not applicable.
(d) Exhibits:

NO.	DESCRIPTION
10.1
Third Amended and Restated Credit Agreement, dated as of June 12, 2026, by and among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N. A., as administrative agent, Bank of America, N.A., Truist Bank, and Wells Fargo Bank, N.A., as co-syndication agents, and Regions Bank and PNC Bank, National Association, as co-documentation agents

101.SCH	Inline XBRL Taxonomy Extension Schema Document (filed electronically herewith).
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (filed electronically herewith).
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (filed electronically herewith).
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

June 16, 2026	By:	/s/ Eric R. Marchetto
Name: Eric R. Marchetto
Title: Executive Vice President and Chief Financial Officer